EXHIBIT 4 - SECOND AMENDMENT TO REVOLVING LOAN AND SECURITY
AGREEMENT BETWEEN PNC BANK, N.A. AND MEASUREMENT SPECIALTIES, INC.
December 31, 1997



SECOND AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT made this 19th day of December, 1997 between PNC BANK, NATIONAL ASSOCIATION, successor to Midlantic Bank, N.A. ("Lender"), having offices at One Garret Mountain Plaza, West Paterson, New Jersey 07424 and MEASUREMENT SPECIALTIES, INC., a
corporation organized under the laws of the State of New Jersey ("Borrower"), having its principal place of business at 80 Little Falls Road, Fairfield, New Jersey 07004;

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to a certain revolving credit transaction (the "Loan")
pursuant to which the Lender agreed to extend credit to the Borrower in the maximum principal sum of
Two Million ($2,000,000) Dollars, in accordance with the terms, covenants and conditions of a certain
Revolving Loan and Security Agreement dated July 17, 1995, as amended by a certain First Amendment to
Revolving Loan and Security Agreement dated November 11, 1996 (collectively, the "Loan Agreement")
(all capitalized terms not otherwise defined herein shall have the meanings given to such terms in the
Loan Agreement); and

WHEREAS, the Loan is evidenced by a certain Secured Revolving Loan Note made by Borrower in favor of
Lender dated July 17, 1995 (the "Note"); and

WHEREAS, the Borrower has requested and the Lender has agreed to an extension, credit increase and further modification to the Loan, subject to the full compliance by Borrower with the terms, covenants and conditions set forth herein;

NOW THEREFORE, for and in consideration of the foregoing and the mutual promises hereafter set forth, the Borrower and Lender agree to amend the terms of the Loan as follows:

1.Definitions.  The following definitions shall be added to the list of definitions in Section 1 of the Loan Agreement:

"Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in West Paterson, New Jersey and, if the applicable Business Day relates to any Borrowing to which the LIBOR-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

"Canadian Accounts" -- as defined in Section 2A.1(b)(i)(B).

"First Amended Revolving Note" shall mean that certain First Amended and Restated Secured Revolving
Note of the Borrower of even date herewith.

"LIBOR-Rate" shall mean, with respect to the Revolving Loans to which the LIBOR-Rate Option has been selected for any LIBOR-Rate Interest Period, the interest rate per annum determined by the Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/16th of 1% per annum)
(i) the rate of interest determined by the Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates set forth on the "LIBO" page of the Reuters Monitor Money Rate Service (or appropriate successor or, if Reuters or its successor ceases to provide such quotes, a comparable replacement determined by the Lender) at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of such LIBOR-Rate Interest Period by (ii) a number equal to 1.00 minus the LIBOR-Rate
Reserve Percentage.  The LIBOR-Rate may be expressed by the following formula:

                Average of London interbank offered rates on LIBO page of
               Reuters Monitor Money Rate Service or appropriate successor
LIBOR Rate=    -----------------------------------------------------------
                          1.00-LIBOR-Rate Reserve Percentage

"LIBOR-Rate Interest Period" shall mean the period on one, two or three months selected by the
Borrower commencing on the date of disbursement of an advance of Revolving Loan proceeds as to which the LIBOR-Rate Option applies, and each successive period selected by the Borrower thereafter, provided, that if a LIBOR-Rate Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless such day falls in the succeeding calendar month in which case the LIBOR-Rate Interest Period shall end on the next preceding Business Day.  In no event shall any LIBOR-Rate Interest Period end on a day after the Termination Date.

"LIBOR-Rate Option" shall mean any Revolving Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR-Rate.

"LIBOR-Rate Reserve Percentage" shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").

"Modification Documents" shall mean this Agreement, the First Amended Revolving Note, and all other agreements, documents or instruments executed and delivered pursuant thereto.

"Prime Rate Option" shall mean any Revolving Loan when and to the extent that the interest rate therefor is determined by reference to the Prime Rate.

"Termination Date" -- as defined in Section 11.1.



2.Changes to Loan Terms.  Sections 2A.1(a)and 2A.1(b) of the Loan Agreement are hereby amended in their entirety to provide as follows:

"2A.1.  Amount and Certain Definitions.

(a)Lender shall, upon the request of Borrower, make loans or issue letters of credit hereunder to
Borrower (a "Revolving Loan" or the "Revolving Loans") from time to time on a revolving loan basis in an aggregate principal amount not in excess at any time outstanding of the Borrower's Revolving Loan
Limit; provided that, if the outstanding amount of the Revolving Loans should exceed the Revolving
Loan Limit at any time, such excess (i) shall nevertheless be secured by the Collateral and be subject to the terms of this Agreement, and (ii) shall be payable immediately upon demand by Lender.  Each
Revolving Loan shall be in an amount of (i) not less than $100,000.00 for Revolving Loans using the
Prime Rate Option, and (ii) not less than $300,000.00 for Revolving Loans using the LIBOR-Rate Option.
The Revolving Loans shall be payable on the Termination Date.  The Revolving Loans may, but need not, be evidenced by one or more promissory notes (referred to collectively as the "Revolving Note" in the form of Exhibit A annexed to this Agreement); except as may be otherwise provided in a Revolving Note, the Revolving Loans shall be payable in accordance with the terms of this Agreement and the First
Amended Note."

Definition of Revolving Loan Limit.

(i) Borrower's Revolving Loan Limit shall be the lesser of Three Million Three Hundred Thousand
($3,300,000.00) Dollars or the sum of the following:

    (A) ninety (90%) percent of the face amount of Qualified Accounts (less reserves determined by
Lender for advertising allowances, warranty claims and other contingencies), which percentage Lender may increase or decrease from time to time as Lender in its sole and absolute discretion may determine; plus

    (B) fifty (50%) percent of the face amount of accounts receivable arising from the sale of goods or the performance of services by the Borrower in Canada, provided those accounts receivable would otherwise be deemed Qualified Accounts ("Canadian Accounts")(less reserves determined by Lender for advertising allowances, warranty claims and other contingencies), which percentage Lender may increase or decrease from time to time as Lender in its sole and absolute discretion may determine; plus

    (C) the lesser of sixty (60%) percent of the Net Value of Qualified Inventory or One Million Three
Hundred Thousand ($1,300,000.00) Dollars, which percentage or amount Lender may increase or decrease from time to time as Lender in its sole and absolute discretion may determine, less

    (D) the full face amount of any and all outstanding letters of credit issued by the Bank for the account of the Borrower, which amount shall not exceed Five Hundred Thousand ($500,000.00) Dollars at any given time.

(ii) Lender shall have the right to increase or decrease the Revolving Loan Limit from time to time.
The Revolving Loan Limit shall be subject to the limitation stated in Section 11.3 in the event of notice of termination of this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 2A.1(b), for a period not exceeding ninety (90) consecutive days during any fiscal year of Borrower, the limits established pursuant to this Section 2A.1(b) may be exceeded by an aggregate amount not greater than Three Hundred Thousand
($300,000.00) Dollars; provided that the total amount outstanding during that period shall never exceed the lesser of (a) Three Million Three Hundred Thousand ($3,300,000.00) Dollars or (b) One
Hundred (100%) percent of all Qualified Accounts, Canadian Accounts and Qualified
Inventory, less the full face amount of any and all outstanding letters of credit issued by the Lender for the account of the Borrower.



3.Change in Interest Rate; Prime Rate Option and LIBOR-Rate Option.  Section 2.A.2 of the Loan
Agreement is hereby amended in its entirety to provide as follows:

"2A.2 Interest Rate.  The Borrower shall pay interest to the Lender on the outstanding and unpaid principal amount of the Revolving Loans made under this Agreement at a rate per annum as follows:

(a)Under the Prime Rate Option, at a fluctuating interest rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to one-eighth (.125%) percent above the
Prime Rate.  Each change in the fluctuating interest rate hereunder shall take effect simultaneously with the corresponding change in the Prime Rate; or

(b) Under the LIBOR-Rate Option, at a per annum rate (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the sum of (A) the LIBOR-Rate plus (B) 225 basis points
(2.25%) per annum, for the LIBOR-Rate Interest Period selected by the Borrower in an amount equal to the Revolving Loan and having a comparable maturity as determined at or about 11 a.m. (London time)
two Business Days prior to the commencement of the LIBOR-Rate Interest Period.

The LIBOR-Rate shall be adjusted with respect to any Revolving Loans to which the LIBOR-Rate Option applies that are outstanding on the effective date of any change in the LIBOR-Rate Reserve Percentage as of such effective date.  The Lender shall give prompt notice to the Borrower of the LIBOR-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If the Lender determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank LIBOR market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the interbank LIBOR market for the selected term, or adequate means do not exist for ascertaining the LIBOR-Rate, then the Lender shall give notice thereof to the Borrower.  Thereafter, until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of the LIBOR-Rate Option shall be converted at the expiration of the then-current LIBOR-Rate Interest Period(s) to the Prime Rate
Option.

In addition, if, after the date of this Agreement, the Lender shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Lender to make or maintain or fund loans under the LIBOR-Rate Option, the Lender shall notify the Borrower.  Upon receipt of such notice, until the Lender notifies the
Borrower that the circumstances giving rise to such determination no longer apply, (a) the availability of the LIBOR-Rate Option shall be suspended, and (b) the interest rate on all advances then bearing interest under the LIBOR-Rate Option shall be converted to the Prime Rate Option either
(i) on the last day of the then-current LIBOR-Rate Interest Period(s) if the Lender may lawfully continue to maintain advances under the LIBOR-Rate Option to such day, or (ii) immediately if the
Lender may not lawfully continue to maintain advances under the LIBOR-Rate Option."



4.Selection of Prime Rate Option or LIBOR-Rate Option; Prepayments.  A new Section 2.C and Section
2.D. are hereby added to the Loan Agreement which provide as follows:

"2C. Notice of Borrowing.  The Borrower shall give the Lender written or telephonic notice (effective upon receipt) of any Revolving Loans under this Agreement, (i) at least one (1) Business Day before each Revolving Loan, specifying: (1) the date of such Revolving Loan; (2) the amount of such Revolving
Loan; (3) the type of such Revolving Loan; and (4) in the case of a Revolving Loan using the LIBOR-
Rate Option, the duration of the LIBOR-Rate Interest Period applicable thereto.  All notices given under this Section 2C shall be irrevocable.
2D.  Prepayments.  The Borrower may, subject to Section 2F, upon at least one (1) Business Day's notice to the Lender prepay Obligations in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

2E. Conversions and Renewals.  The Borrower may, subject to Section 2F, elect from time to time to convert all or a part of one type of Revolving Loan by giving the Lender notice of at least one (1)
Business Day before such conversion, specifying: (1) the renewal or conversion date; (2) the amount of the Revolving Loan to be converted or renewed; (3) in the case of renewals or conversion into a
Revolving Loan using LIBOR-Rate Option, the duration of the LIBOR-Rate Interest Period applicable thereto.

2F. Funding Loss Indemnification.  The Borrower shall pay to the Lender, upon the request of the
Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate the Lender for any loss, cost or expense incurred as a result of any payment of a Revolving
Loan using LIBOR-Rate Option on a date other than the last day of the Interest Period for such
Revolving Loan."



5.Replacement of Facility Fee and Costs with Non-Usage Fee.  Section 2.B.5 regarding Facility Fee and
Costs is hereby deleted in its entirety and replaced with the following:

"2B.5 Non-Usage Fee.  The Borrower shall pay to the Lender a non-usage fee on the average daily unused portion of the Revolving Loan at the rate of ________ per annum, payable quarterly in arrears on the first day of each calendar quarter during the term of this Agreement."

6.Changes in Reporting Requirements.

(a).Sections 5.5(b), 5.5(d) and 5.5(f) are hereby amended in their entirety to provide as follows:

"(b)Quarterly Financial Statements.  As soon as available but in no event later than sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of Borrower, the Form 10-Q
(or 10-QSB) filed by the Borrower with the Securities and Exchange Commission, including a consolidated balance sheet of Borrower as of the end of such quarter, the related consolidated statements of income for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and the related consolidated statements of cash flows and changes in stockholders' equity for the period commencing at the end of the previous fiscal year and ending with the end of such quarter (all in reasonable detail, with all notes necessary to make the above mentioned consolidated interim financial statements not misleading, and supporting schedules, if any) signed by the Borrower's principal executive, financial and accounting officers as having been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q (or 10-QSB) and Rule 10-01 of Regulation S-X (or Item
310(b) of Regulation S-B), together with a consolidating balance sheet of Borrower as of the end of such quarter and consolidating statement of income for the period commencing at the end of the previous fiscal year and ending with the end of such quarter (all in reasonable detail), prepared by management of the Borrower and certified, to the best knowledge and belief of the chief financial officer of Borrower, as presenting fairly, in all material respects, the information set forth therein, on a basis consistent with the Borrower's financial statements included in the Form 10-Q (or
10-QSB) filed by the Borrower with the Securities and Exchange Commission.

(d)Accounts, Inventory and Accounts Payable Reports.  On or before the twentieth (20th) day of each month as of the close of the preceding month, and from time to time as Lender may require:
certificates and assignment schedules describing the Qualified Account and Inventory in detail and total, aging reports of Accounts, Accounts Payable aging reports, and Collateral and Loan
Reconciliation reports, all in such form as Lender may require.

(f)Projections.  Within one hundred fifty (150) days following the close of each fiscal year of the
Borrower, consolidated and consolidating financial projections of the Borrower's operations on a monthly basis for the upcoming fiscal year and on an annual basis for each fiscal year remaining under the term of this Agreement, all in reasonable detail and in such form as the Lender may require and prepared by the principal financial officer of the Borrower."

(b).A new Section 5.5(m) is hereby added which shall provide as follows:

"(m) Certificate of No Default.  Within sixty (60) days after the end of each of the first three (3)
quarters of each fiscal year of Borrower, and within ninety (90) days after the end of each fiscal year of Borrower, a certificate of the chief financial officer of the Borrower (a) certifying that to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and (b) containing computations demonstrating compliance with the covenants contained in Sections 5 and 6 of this Agreement."



7.Annual Audit. Section 5.6 is hereby amended in its entirety to provide as follows:

"5.6 Access to Records and Property.  At any time and from time to time, upon request by Lender, give any representative of Lender access during normal business hours to inspect any of Borrower's properties and to examine, copy and make extracts from any and all books, records and documents in the possession of Borrower or any independent contractor relating to Borrower's affairs or the Collateral
(including without limitation returns for federal income tax and other taxes).  The Lender may conduct such inspection at the Borrower's reasonable expense prior to the execution of this Agreement and thereafter once per annum during the term of this Agreement."



8.Loans to Related Entities.  Section 6.5 is hereby amended in its entirety to provide as follows:

"6.5 Loans.  Make advances of cash, services and/or materials to the Borrower's Hong Kong subsidiary,
Measurement Limited, not to exceed One Million Seven Hundred Thousand ($1,700,000.00) Dollars, in the
aggregate, outstanding at any one time.



9.Removal of Working Capital Covenant.  Section 6.18 regarding Working Capital is hereby deleted in its entirety.



10.Change in Tangible Capital Funds and Capital Expenditures Covenants.  Sections 6.19 and 6.20 are
hereby amended it their entirety to provide as follows:

"6.19 Tangible Capital Funds.

(a)  Cause or permit its consolidated Tangible Capital Funds to be less than:

(i) Three Million Eight Hundred Thousand ($3,800,000.00) Dollars at any time during the fiscal year ending March 31, 1998, and Four Million Seven Hundred Thousand ($4,700,000.00) at March 31, 1998;

(ii) Four Million ($4,000,000.00) Dollars at any time during the fiscal year ending March 31, 1999, and Five Million ($5,000,000.00) at March 31, 1999; and

(iii) Four Million One Hundred Fifty Thousand ($4,150,000.00) Dollars at any time during the period beginning April 1, 1999 and ending September 30, 1999.

(b)  Cause or permit its unconsolidated Tangible Capital Funds (that is, the Borrower's Tangible
Capital Funds without giving effect to its non-United States operations), to be less than:

(i) One Million Seven Hundred Thousand ($1,700,000.00) Dollars at any time during the fiscal year ending March 31, 1998, and Two Million Six Hundred Thousand ($2,600,000.00) at March 31, 1998;

(ii) One Million Nine Hundred Thousand ($1,900,000.00) Dollars at any time during the fiscal year ending March 31, 1999, and Two Million Seven Hundred Thousand ($2,700,000.00) at March 31, 1999; and

(iii) Two Million One Hundred Thousand ($2,100,000.00) Dollars at any time during the period beginning
April 1, 1999 and ending September 30, 1999.

(c)The term Tangible Capital Funds meaning, as of the time of any determination thereof, the difference between (i) the sum of (A) the par value (or value stated on the books of Borrower) of the capital stock of all classes of Borrower, plus (or minus in the case of a deficit) (B) the amount of
Borrower's surplus, whether capital or earned, plus (C) the total amount of any and all subordinated debt of the Borrower, less (ii) the sum of treasury stock, unamortized debt discount and expense, good will, trademarks, trade names, patents, deferred charges, and other intangible assets, and any write-
up of the value of any assets, all determined in accordance with generally accepted accounting principles, applied on a consistent basis.

6.20 Capital Expenditures.  Enter into any agreement to purchase or pay for, or become obligated to pay for, capital expenditures, long term leases, capital leases or sale lease-backs (all determined in accordance with generally accepted accounting principles consistently applied) during any fiscal year in an amount aggregating in excess of One Million One Hundred Thousand ($1,100,000.00) Dollars."



11.Addition of Event of Default due to Change in Control.  A new Section 8.17 shall be added to the
Loan Agreement which shall provide as follows:

"8.17 Change of Control.  (a)  The alteration of the Borrower's existing capital stock structure by issuance of new shares of existing classes of stock, by creation of new classes of stock, or otherwise, so as to cause a loss of control of the Borrower by its present shareholders, or (b) the change in the ownership of the Borrower's presently issued and outstanding shares which change would result in a loss of control of the borrower by its present shareholders."



12.Change in Termination Date.  Section 11.1 of the Loan Agreement is hereby amended in its entirety to provide as follows:

"11.1 Termination By Lender.  Lender shall have the right, at any time and in its sole and absolute discretion and without the necessity for an Event of Default hereunder, to terminate this Agreement, insofar as it relates to Revolving Loans, (i) upon one hundred twenty (120) days written notice to
Borrower, (ii) upon the occurrence of an Event of Default in accordance with Section 9.1, or (iii) on
September 30, 1999, whichever of (i), (ii) or (iii) shall first occur (the "Termination Date").  Upon the Termination Date:  (a) all provisions for additional Revolving Loans under this Agreement shall terminate, (b) the principal and interest of the Revolving Loans, and all other Obligations under this
Agreement and the Relevant Documents related to the Revolving Loans, shall become and be immediately due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, and (c) Lender shall be entitled to exercise forthwith (to the extent and in such order as Lender may elect, in its sole and absolute discretion) any or all of the rights and remedies referred to in Section 9 of this Agreement for the collection of such amounts."



13.Modifications to Note.  The Borrower and Lender agree to modify the Revolving Note pursuant to the terms, covenants and conditions of the First Amended Revolving Note which is being executed and delivered on the date hereof.



14.Miscellaneous.

a.Estoppel. Borrower hereby represents, warrants and confirms that there are no defenses, counterclaims, set-offs, rights, claims or causes of action of any nature whatsoever which Borrower has or may assert against Lender with respect to the Relevant Documents and the indebtedness secured thereby.

b.Validity of Modification Documents.  Borrower hereby affirms the validity of the Relevant Documents, as modified by Modification Documents, and confirms that the Relevant Documents, as so modified, remain enforceable and in full force and effect.

c.  No Other Changes.  Except as specifically set forth herein, all of the terms, covenants and conditions of all agreements and documents executed and delivered by the Borrower in connection with the Loan remain unchanged and in full force and effect.

d.  Waiver of Notice.  Notice of default and presentment, demand, protest and notice of dishonor as to any provision of this Agreement or any other agreement or instrument is hereby waived by the Borrower, except as may be otherwise specifically provided in this Agreement.

e.  Governing Law.  The within Agreement is to be executed and delivered within the State of New
Jersey, is to be principally performed within the State of New Jersey, and the Borrower and the Bank
elect that the laws of New Jersey shall govern the construction of this Agreement and the rights, remedies, warranties, representations, covenants, and provisions hereof.

f.  Partial Invalidity.  If any of the provisions of this Agreement shall contravene or be held invalid under the laws of any jurisdiction, the Agreement shall be construed as if not containing such provisions and the rights, remedies, warranties, representations, covenants, and provisions hereof shall be construed and enforced accordingly in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provisions of this Agreement in any jurisdiction.

g.  Inconsistent Terms.  In the event the terms of this Agreement, or any other agreement or instrument executed and delivered pursuant hereto, conflict with the terms of the Loan Agreement or any other agreement or instrument executed and delivered pursuant thereto, the terms of this Agreement and the agreements and instruments executed and delivered pursuant hereto shall govern.

IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused these presents to be executed by their proper corporate officers the day and year first above written.

Attest/Witness:
                    MEASUREMENT SPECIALTIES, INC.
Mark A. Shornick,                                 Joseph R. Mallon, Jr.
Assistant Secretary                               President/CEO

                   PNC BANK, National Association
Rachel Stark                                      Janet A. Kutzman,
Attorney-at-law of the State of New Jersey        Vice President





CORPORATE ACKNOWLEDGMENT


STATE OF NEW JERSEY )
                        :ss.
COUNTY OF PASSAIC   )

I certify that on the 19th day of December 1997, Joseph R. Mallon, Jr. personally came before me and this person acknowledged under oath, to my satisfaction, that:

(a) this person signed and delivered this document as the President of Measurement Specialties, Inc., the corporation named in this document; and

(b) this document was signed and delivered by the corporation as its voluntary act duly authorized by a proper resolution of its Board of Directors.


Michael C. Rudolph,
Attorney-at-Law of the State of New Jersey




LENDER ACKNOWLEDGMENT

STATE OF NEW JERSEY )
                        :ss.
COUNTY OF PASSAIC   )

I certify that on the 19th day of December 1997, Janet A. Kutzman personally came before me and this person acknowledged under oath, to my satisfaction, that:


(a) this person signed and delivered this document as a Vice President of PNC Bank, National
Association, the bank named in this document; and

(b) this document was signed and delivered by the bank as its voluntary act duly authorized by a proper resolution of its Board of Directors.


RACHEL STARK,
Attorney-at-Law of the State
of New Jersey
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